Exhibit 99.1

Ampio Pharmaceuticals Announces NYSE American Removal of Trading Suspension

ENGLEWOOD, Colo., Nov. 17, 2022 – Ampio Pharmaceuticals, Inc. (NYSE American/OTC Pink: AMPE) (the “Company”) received notification from NYSE American LLC ("NYSE American" or the "Exchange") stating that the staff of NYSE Regulation has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American.

Following the fifteen-to-one reverse stock split of the Company’s common stock, which became effective November 9, 2022, the NYSE Regulation staff determined that the Company’s common stock was trading above the threshold of low selling price issues as further defined by Section 1003(f)(v) of the NYSE American Company Guide. As such, the Exchange has withdrawn its delisting determination and will be lifting the trading suspension of the Company's common stock on the NYSE American.

Ampio’s continued listing on the Exchange will be predicated on it demonstrating compliance with Section 1003(f)(v) of the NYSE American Company Guide through a period of at least December 23, 2022. The Company will update shareholders if and when it receives notification from the NYSE American that it has achieved compliance on this matter.

Ampio’s common stock will commence trading on the NYSE American on Tuesday, November 22, 2022 under the symbol “AMPE.”

Caution Regarding Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact, included in this document regarding the proposed reverse stock split and strategic alternatives process are forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including: the market price of Ampio's common stock may not demonstrate sustained price improvement to regain compliance with the NYSE American continued listing standards during the cure period ending on December 23, 2022 or Ampio may not be able to maintain listing on the NYSE American for any other reason.

Investor and Media Contacts:
Tony Russo or Nic Johnson
Russo Partners
info@ampiopharma.com
tony.russo@russopartnersllc.com
nic.johnson@russopartnersllc.com